EXHIBIT 99.1

AVX Announces Restructuring

MYRTLE BEACH, S.C. -- (BUSINESS WIRE) -- April 20, 2004 -- AVX (NYSE: AVX - News) has concluded discussions with local administration and Labor Union Representatives in France in connection with plans to exit the ferrite component market in Europe and to close a related factory in Beaune, France. The factory employed approximately 200 people. Operations in a factory in St. Apollinaire, France that manufactures ceramic, film and power components will not be impacted.

Mr. John Gilbertson, AVX's Chief Executive Officer and President, announced "We regret the negative impact this decision will have on the employees in this facility, but the sales prices in the ferrite components market have made production at this facility uncompetitive. We will continue to reorganize our worldwide operations in order to focus on those electronic components and connector products with the best growth and margin opportunities and to improve manufacturing efficiency."

The plant closure and related severance costs and asset impairment charges are estimated at $18 million.

AVX, headquartered in Myrtle Beach, South Carolina, is a leading international manufacturer and supplier of a broad line of passive electronic components and related products.

Please visit our website at www.avxcorp.com.

Certain statements contained above may be "forward looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Risk factors relating to such statements are included from time to time in documents AVX Corporation files with the Securities and Exchange Commission, including but not limited to its Form 10-Ks, Form 10-Qs and Form 8-Ks. Actual events, results, and/or timing may differ from the projected, estimated, or described above.

CONTACT:
AVX Corporation, Myrtle Beach
Kurt Cummings, 843-946-0691
finance@avxus.com